Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Big 5 Sporting Goods Corporation:
          We consent to the incorporation by reference in the registration statement (No. 333-104898) on Form S-8 of Big 5 Sporting Goods Corporation of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Big 5 Sporting Goods Corporation as of December 31, 2006 and January 1, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Big 5 Sporting Goods Corporation.
           As discussed in Note 2 and 13 to the consolidated financial statements, effective January 2, 2006, Big 5 Sporting Goods Corporation and subsidiaries adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ KPMG LLP
Los Angeles, California
March 9, 2007